Exhibit 99.1

Investor Relations Contact:	Media Contacts:
John G. Nesbett/ Jennifer Belodeau	Teresa Stubbs
Institutional Marketing Services, Inc.	MedAvant Healthcare Solutions
203-972-9200	812-206-4332
jnesbett@institutionalms.com	tstubbs@medavanthealth.com
MEDAVANT ANNOUNCES APPOINTMENT OF PETER FLEMING AS INTERIM CEO;
LONNIE HARDIN PROMOTED TO PRESIDENT AND CHIEF OPERATING OFFICER
John Lettko Resigns as Chief Executive Officer and as a Director of the Company
ATLANTA, GA.—(PRIME NEWSWIRE)—February 28, 2008 — MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced that Peter Fleming III has been appointed interim Chief Executive Officer, and Lonnie Hardin has been promoted to President and Chief Operating Officer, effective immediately. These appointments follow the resignation of John Lettko as Chief Executive Officer and as a Director of the Company.
“It is always difficult to accept the resignation of a leader like John Lettko,” said James B. Hudak, MedAvant Chairman of the Board. “John has played an important role in the development of MedAvant during his nearly three years of service and has led the company during very challenging times. As a result of John’s tireless efforts and the sale of our cost containment business, the company is now poised to focus more intensely on our EDI and Lab businesses, which have been the core of what we have been doing for more than a decade.”
“Fortunately, we have a deep and talented management team. As a result, our choice of Peter Fleming for interim CEO was not difficult,” said James B. Hudak, MedAvant Chairman of the Board. “Peter has been an invaluable asset to the company. During his tenure with us, Peter has earned the respect and confidence of both the Board of Directors and the Executive Team. We are confident that Peter is the right choice to lead the company as we begin our search for a new CEO.
“I am also pleased to announce that Lonnie Hardin, formerly our Executive Vice President of Operations, has been promoted to President and Chief Operating Officer,” Mr. Hudak continued. “Lonnie joined MedAvant (then ProxyMed) in 1997 and has consistently applied his broad expertise and knowledge of our industry to drive improvements at the Company. Previously, he was with US Health Data Interchange, Inc., where he served as Vice President of Sales and Marketing, as well as General Manager. In his new role, Lonnie will focus on improving efficiencies in operational processes and upgrading our customer service. Among his industry related contributions, he is a member of the Board of Directors for the Electronic Healthcare

Network Accreditation Commission (EHNAC) and is active in various workgroups within the Workgroup for Electronic Data Interchange (WEDI).”
“It will be a privilege to lead the company through this interim period,” said Mr. Fleming. “We have a talented team here at MedAvant and we are resolute in our collective efforts to continue the work we’ve begun in pursuing improved efficiency and greater profitability on our EDI and lab businesses where we think there is opportunity to drive long-term shareholder value. As we mentioned on a call earlier this year, we will be focusing on the value-rich niche markets and transaction sets that are not being serviced today.”
“I’m very happy to accept this role as President and COO for MedAvant,” said Mr. Hardin. “We will continue to challenge our internal processes in customer service, enrollment, implementation, and billing to enhance our ability to serve our customers. Our long-term success is contingent on our ability to satisfy our clients and we are committed to establishing the industry benchmarks in each of these operational areas.”
About MedAvant Healthcare Solutions
MedAvant is focused on facilitating the exchange of healthcare information so that payers, providers, and patients benefit equally from the sharing of reliable and actionable health data. To enables these services, MedAvant operates PhoenixSM, a highly scalable platform that supports real-time connections between healthcare clients.
For more information, visit http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as:

•	The soundness of our business strategies relative to the perceived market opportunities;

•	Our ability to successfully develop, market, sell, cross-sell, install and upgrade our clinical and financial transaction services and applications to current and new physicians, payers and medical laboratories;

•	Our ability to compete effectively on price and support services;

•	Our ability and that of our business associates to perform satisfactorily under the terms of our contractual obligations, and to comply with various government rules regarding healthcare and patient privacy;

•	Entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause our revenues and income to fall short of anticipated levels;

•	The availability of competitive products or services;

•	The continued ability to protect our intellectual property rights;

•	Implementation of operating cost structures that align with revenue growth;

•	Uninsured losses;

•	Adverse results in legal disputes;

•	Unanticipated tax liabilities; and

•	The effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems.
Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K. MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.
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